  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 1997

                                                        REGISTRATION NO. 333-100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                 POST-EFFECTIVE

                        AMENDMENT NO. 5 ON FORM S-3
                                       TO

                           FORM S-1 ON FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                          EXTENDED STAY AMERICA, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                                           36-3996573
     (STATE OR OTHER                                         (I.R.S.
     JURISDICTION OF                                  EMPLOYERIDENTIFICATION
     INCORPORATION OR                                         NUMBER)
      ORGANIZATION)

                   450 E. LAS OLAS BOULEVARD, SUITE 1100

                      FORT LAUDERDALE, FLORIDA 33301

                              (954) 713-1600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
               OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                             ROBERT A. BRANNON

                                 SECRETARY

                        EXTENDED STAY AMERICA, INC.

                   450 E. LAS OLAS BOULEVARD, SUITE 1100

                      FORT LAUDERDALE, FLORIDA 33301

                              (954) 713-1600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                           OF AGENT FOR SERVICE)

                                 COPY TO:

                          D. MARK MCMILLAN, ESQ.

                            BELL, BOYD & LLOYD

                          70 WEST MADISON STREET

                          CHICAGO, ILLINOIS 60602

                              (312) 372-1121

                               ----------------

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION, OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED MARCH 21, 1997

PROSPECTUS

                             29,054,585 SHARES

                                      LOGO

                                  COMMON STOCK

                                  -----------

  This Prospectus covers 29,054,585 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Extended Stay America, Inc. (the "Company") which may be offered and sold from time to time for the account of the persons who are identified herein under the heading "Selling Stockholders" and any other person who obtains the right to sell the Shares hereunder (the "Selling Stockholders"). See "Selling Stockholders" and "Plan of Distribution." THE COMPANY WILL RECEIVE NO PART OF THE PROCEEDS OF ANY SALES OF THE SHARES.

  The distribution of the Shares by the Selling Stockholders may be effected from time to time in one or more transactions on the Nasdaq National Market (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise, and at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholders may engage one or more brokers to act as principal or agent in making sales, who may receive discounts or commissions from the Selling Stockholders in amounts to be negotiated. The Selling Stockholders and any such brokers may be deemed "underwriters" under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares sold.

  The Common Stock is traded on the Nasdaq National Market under the symbol "STAY". On March 19, 1997, the closing sale price of the Common Stock, as reported in The Wall Street Journal, was $17.00 per share.

                                  -----------

  SEE "RISK FACTORS" AT PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN THE COMMON STOCK.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
 ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

               The date of this Prospectus is        , 1997.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
The Company................................................................   3
Recent Developments of the Company.........................................   3
Special Note on Forward-Looking Statements.................................   5
Risk Factors...............................................................   6
Selling Stockholders.......................................................  10
Plan of Distribution.......................................................  11
Experts....................................................................  12
Documents Incorporated by Reference........................................  12

                          AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements and other information which the Company files with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company has filed a Registration Statement on Form S-3 with the Commission under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. Consequently, statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise. Each such statement is qualified by, and subject to, such reference in all respects. The Registration Statement and the exhibits thereto can be inspected and copied at the Commission's public reference facilities referred to above.

  Unless the context suggests otherwise, references in this Prospectus to the "Company" mean Extended Stay America, Inc. and its subsidiaries.

                                  THE COMPANY

  The Company was organized in January 1995 to develop, own, and manage extended stay lodging facilities which are designed to appeal to value-conscious guests. The Company's facilities are designed to offer quality accommodations for guests at substantially lower rates than most other extended stay lodging providers. They feature fully furnished rooms which are generally rented on a weekly basis to guests such as business travelers (particularly those with limited expense accounts), professionals on temporary work assignment, persons between domestic situations, and persons relocating or purchasing a home, with most guests staying for multiple weeks. The Company's facilities provide a variety of features that are attractive to the extended stay guest such as a fully-equipped kitchenette, weekly housekeeping with twice-weekly towel service, color television with cable or satellite hook-up, coin-operated laundromat, and telephone service with voice mail messaging. To help maintain affordability of room rates, labor intensive services such as daily cleaning, room service, and restaurants are not provided.

  The Company's goal is to become a national provider of extended stay lodging. The Company intends to achieve this goal by rapidly developing properties in selected markets, providing high value accommodations for its guests, actively managing its properties to increase revenues and reduce operating costs, and increasing awareness of the extended stay concept. Through December 31, 1996, the Company had developed and opened 30 extended stay lodging facilities, acquired ten others, and had 50 facilities under construction. The Company plans to begin construction of approximately 80 additional facilities during 1997 and to continue an active development program thereafter. The Company's plans call for the average facility to have approximately 120 extended stay rooms and to take approximately 7-9 months to construct.

  The Company was founded by George D. Johnson, Jr. and H. Wayne Huizenga. Mr. Johnson, who is the President and Chief Executive Officer of the Company, was formerly the President of the Consumer Products Division of Blockbuster Entertainment Group, a division of Viacom, Inc. Mr. Huizenga, who is the Chairman of the Board of Directors of the Company, is the Chairman and Co-Chief Executive Officer of Republic Industries, Inc., and the Chairman of the Board of Directors of Florida Panthers Holdings, Inc. Mr. Huizenga was formerly Vice-Chairman of Viacom, Inc. and Chairman and Chief Executive Officer of Blockbuster Entertainment Corporation. The Company's management team has extensive experience in the acquisition and development of real estate and the operation of properties on a national scale.

  The Company was formed in 1995 as a Delaware corporation, and its executive offices are located at 450 E. Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida 33301 and its telephone number is (954) 713-1600.

                      RECENT DEVELOPMENTS OF THE COMPANY

  On January 16, 1997, the Company and its wholly-owned subsidiary, ESA Merger Sub, Inc. ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Studio Plus Hotels, Inc., a Virginia corporation ("Studio Plus"), pursuant to which Studio Plus will be merged with and into Merger Sub (the "Merger") in accordance with Delaware and Virginia law.

  The Merger Agreement provides that Merger Sub will be the surviving corporation and that upon consummation of the Merger (i) each share of Studio Plus common stock, par value $.01 per share ("Studio

Plus Common Stock"), will be converted into the right to receive 1.2272 shares of Common Stock and (ii) all outstanding options to purchase Studio Plus Common Stock from Studio Plus will be converted into options to purchase Common Stock. As of January 15, 1997, there were outstanding 12,528,845 shares of Studio Plus Common Stock and options to purchase an additional 1,201,923 shares of Studio Plus Common Stock. If the Merger is consummated, the shares of Common Stock to be issued in the Merger will constitute approximately 16.2% of the outstanding shares of the Company's Common Stock.

  Consummation of the Merger is subject to (i) the approval of the Merger Agreement by the stockholders of the Company and the stockholders of Studio Plus, (ii) the Company's ability to account for the Merger as a pooling of interests, (iii) the appointment to the Board of Directors of the Company of Mr. Norwood Cowgill, Jr., the Chairman of the Board and Chief Executive Officer of Studio Plus, and (iv) other customary closing conditions. The Merger Agreement may be terminated prior to its consummation by any of the parties if the Merger is not consummated on or before August 31, 1997. The Merger Agreement also may be terminated prior to its consummation for a number of other reasons, including the following: (i) by mutual written consent of the Company and Studio Plus; (ii) by either the Company or Studio Plus if the necessary stockholder approvals are not received; (iii) by Studio Plus if its Board of Directors determines in good faith that their fiduciary duties require them to terminate the Merger Agreement by reason of any proposal or offer with respect to a merger, consolidation, reorganization, exchange, plan of liquidation, or similar transaction involving Studio Plus or its subsidiaries, other than the Merger (an "Alternative Proposal"); or (iv) by the Company if the Board of Directors of Studio Plus shall have (a) withdrawn, or modified in a manner materially adverse to the Company, its approval of the Merger Agreement, (b) recommended an Alternative Proposal, or (c) adopted resolutions to accept or implement an Alternative Proposal. If the Merger Agreement is terminated pursuant to clause (iii) or (iv) above, Studio Plus must pay the Company a fee of $7,500,000.

  During 1996, the Company acquired ten extended stay properties in six separate transactions (each such transaction is referred to herein as an "Acquisition"), as summarized below. Each of the Acquisitions was accounted for using the purchase method of accounting.

  On January 26, 1996, the Company acquired substantially all of the assets of Apartment/Inn, L.P., a Georgia limited partnership ("Apartment/Inn"). Apartment/Inn owned and operated a 199-room extended stay lodging facility in Norcross, Georgia. In consideration for such Acquisition, the Company issued an aggregate of 587,258 shares of Common Stock.

  On February 23, 1996, the Company acquired substantially all of the assets of Hometown Inn I, LTD and Hometown Inn II, LTD (collectively "Hometown Inn"). Hometown Inn owned and operated a 133-room extended stay lodging facility in Norcross, Georgia and a 147-room extended stay lodging facility in Riverdale, Georgia. In consideration for such Acquisition, the Company issued 857,216 shares of Common Stock and paid an additional $75,000 in cash.

  On May 10, 1996, the Company acquired substantially all of the assets of American Apartmen-Tels Investors II, L.P., which owned and operated a 59-room extended stay lodging facility in Lenexa, Kansas, for a purchase price of approximately $3.3 million in cash. This purchase includes adjacent land on which the Company intends to build a new 60-room extended stay lodging facility.

  On June 25, 1996, the Company acquired substantially all of the assets of Apartment Inn Partners/Gwinnett, L.P., a Georgia limited partnership ("Gwinnett"). Gwinnett owned and operated a 129-room extended stay lodging facility in Lawrenceville, Georgia. The facility was operated as The Apartment Inn, and rights for the use of that name and certain other rights were controlled by Apartment/Inn. In consideration for such Acquisition, the Company issued 344,200 shares of Common Stock and paid an additional $23,000 in cash.

  On July 9, 1996, the Company acquired substantially all of the assets of Melrose Suites, Inc., St. Louis Manor, Inc., Boulder Manor, Inc., and Nicolle Manor, which owned extended stay lodging facilities in Las Vegas, Nevada (collectively, the "M & M Facilities"), that have 177 rooms, 125 rooms, 211 rooms, and 122 rooms, respectively. Each of the M & M Facilities was managed by M & M Development, with which the Company has entered into a two-year consulting agreement for a fee of $120,000 per year. In consideration for the M & M Facilities, in addition to assuming liability under certain leases for personal property, the Company issued 2,470,000 shares of Common Stock and paid an additional $500,000 in cash.

  On July 29, 1996, the Company acquired from Kipling Hospitality
  Enterprise Corporation ("KHEC") a 147-room traditional lodging facility located in Lakewood, Colorado, which the Company has remodeled to the extended stay format. In consideration for this Acquisition, the Company issued 200,000 shares of Common Stock and paid an additional $25,000 in cash.

  On May 9, 1996, the Board of Directors of the Company declared a stock dividend of one additional share of Common Stock for each share issued as of the close of business on July 5, 1996, which was distributed on July 19, 1996, thereby effecting a 2-for-1 stock split. All references in this Prospectus to Common Stock, including prices and earnings per share, give effect to such stock dividend.

  On February 6, 1997, the Company issued 11,500,000 shares of Common Stock to a number of institutional investors in a private placement transaction (the "Private Placement"). The purchase price in the Private Placement was $17.625 per share, for an aggregate amount of approximately $202.7 million. Net proceeds received by the Company from the Private Placement were approximately $198.2 million. The shares of Common Stock issued in the Private Placement were not registered under the Securities Act at the time of issuance and constitute "restricted securities" within the meaning of Rule 144 under the Securities Act. The Company has registered under the Securities Act all of the shares of Common Stock issued in the Private Placement so that the holders of such shares may make resales in the public market of those shares.

                  SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

  Certain statements in this Prospectus and under the caption "Risk Factors" and elsewhere in this Prospectus (including documents incorporated herein by reference) constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the Company's limited operating history and uncertainty as to the Company's future profitability; the ability to meet construction and development schedules and budgets; the ability to develop and implement operational and financial systems to manage rapidly growing operations; the uncertainty as to the consumer demand for extended stay lodging; increasing competition in the extended stay lodging market; the ability to integrate and successfully operate acquired properties and the risks associated with such properties; the ability to obtain financing on acceptable terms to finance the Company's growth strategy; the ability of the Company to operate within the limitations imposed by financing arrangements; and other factors referenced in this Prospectus. See "Risk Factors."

                                 RISK FACTORS

  In evaluating an investment in the Common Stock, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

LIMITED OPERATING HISTORY AND COSTS ASSOCIATED WITH EXPANSION

  The Company first began operating economy extended stay facilities in August 1995 and has a limited operating history upon which investors may evaluate the Company's performance. The Company has incurred operating losses in the past and, given the substantial development and financing expenses relating to the Company's expansion, there can be no assurance that the Company will be profitable in the future.

DEVELOPMENT RISKS

  The Company intends to grow primarily by developing additional Company-owned lodging facilities. Development involves substantial risks, including the risk that development costs will exceed budgeted or contracted amounts, the risk of delays in completion of construction, the risk of failing to obtain all necessary zoning and construction permits, the risk that financing might not be available on favorable terms, the risk that developed properties will not achieve desired revenue or profitability levels once opened, the risk of competition for suitable development sites from competitors (some of which have greater financial resources than the Company), the risks of incurring substantial costs in the event a development project must be abandoned prior to completion, changes in governmental rules, regulations, and interpretations (including interpretations of the requirements of the Americans with Disabilities Act), and general economic and business conditions. Although the Company intends to manage development to reduce such risks, there can be no assurance that present or future developments will perform in accordance with the Company's expectations. As of December 31, 1996, the Company had developed and opened 30 extended stay lodging facilities, acquired 10 others, and had 50 facilities under construction. The Company plans to begin construction of approximately 80 additional facilities during 1997 and to continue an active development program thereafter. There can be no assurance, however, that the Company will complete the development and construction of the facilities or will acquire each of the planned properties and complete development of a Company-owned facility thereon, or that any such developments will be completed in a timely manner or within budget.

RISKS ASSOCIATED WITH RAPID GROWTH

  The Company's rapid development plans will require the implementation of enhanced operational and financial systems and will require additional management, operational, and financial resources. For example, the Company will be required to recruit and train property managers and other personnel for each new lodging facility as well as additional accounting personnel. In addition, the Company needs to complete the development of a systemwide integrated computer network. There can be no assurance that the Company will be able to manage its expanding operations effectively. The failure to implement such systems and add such resources on a cost-effective basis could have a material adverse effect on the Company's results of operations and financial condition.

RISKS ASSOCIATED WITH THE LODGING INDUSTRY

  The extended stay segment of the lodging industry may be adversely affected by changes in national or local economic conditions, neighborhood characteristics and other local market conditions, such as an oversupply of hotel space or a reduction in demand for hotel space in a geographic area, changes in travel patterns, extreme weather conditions, changes in governmental regulations which influence or determine wages, prices, or construction costs, changes in interest rates, the availability of financing for operating or capital needs, and changes in real estate tax rates and other operating expenses. The Company's principal assets will consist of real property, and real estate values are sensitive to changes in local market and economic conditions and to fluctuations in the economy as a whole. In addition, due in part to the strong correlation between the lodging industry's performance and economic conditions, the lodging industry is subject to cyclical changes in revenues and profits. These risks may be exacerbated by the relatively illiquid nature of real estate holdings. The ability of the Company to vary its portfolio in response to changes in economic and other conditions will be limited. There can be no assurance that downturns or prolonged adverse conditions in real estate or capital markets or in national, state or local economies, and the inability of the Company to dispose of an investment when it finds disposition to be advantageous or necessary, will not have a material adverse impact on the Company.

COMPETITION IN THE LODGING INDUSTRY

  There is no single competitor or small number of competitors that is or are dominant in the economy or mid-price extended stay markets. However, some of the Company's indirect competitors have substantially larger networks of locations and greater financial resources than the Company. A number of major lodging companies recently have announced their intent to aggressively develop extended stay lodging properties which may compete with the Company's properties. Competition in the U.S. lodging industry is based generally on convenience of location, price, range of services and guest amenities offered, and quality of customer service. The Company considers the location of its lodging facilities, the reasonableness of its room rates, and the services and guest amenities provided by it to be among the most important factors in its business. Demographic or other changes in one or more of the Company's markets could impact the convenience or desirability of the sites of certain lodging facilities, which would adversely affect their operations. Further, there can be no assurance that new or existing competitors will not significantly lower rates or offer greater convenience, services, or amenities or significantly expand or improve facilities in a market in which the Company's facilities compete, thereby adversely affecting the Company's operations.

RISKS ASSOCIATED WITH ACQUISITIONS

  Although the Company expects that the construction and development of new extended stay lodging facilities will be its primary means of expansion, the Company has also made, and may continue making, acquisitions of existing extended stay lodging facilities or other properties that are suitable for conversion to the extended stay concept and acquisitions of companies that are in the extended stay lodging industry, such as the pending acquisition of Studio Plus. There can be no assurance that the Company will be able to acquire other extended stay lodging facilities or companies on terms favorable to the Company or that the Company will be able to consummate its pending acquisition of Studio Plus. When the Company does make such acquisitions, it encounters various associated risks, including possible environmental and other regulatory costs, goodwill amortization, diversion of management's attention, potential dilution of stockholders' equity, and unanticipated problems or liabilities, some or all of which could have a material adverse effect on the Company's operations and financial performance.

RISKS OF BORROWING

  The Company may incur substantial borrowings in connection with its expansion. Pursuant to its mortgage facilities, the Company may be able to borrow up to $400 million to finance its properties, depending on certain conditions. This compares to total equity of $495.5 million as of December 31, 1996. These borrowings will be secured by mortgages on the Company's properties and various accounts and other assets. The Company may incur additional debt from time to time. Leverage increases the risks to the Company of any variations in its results, construction cost overruns, or any other factors affecting its cash flow or liquidity. In addition, the Company's interest costs could increase as the result of general increases in interest rates because a portion of the Company's borrowings under these facilities will bear interest at floating rates, the rates on individual term loans under these facilities will depend on the level of prevailing yields on U.S. Treasury securities at the times loans are made, and additional borrowings may bear interest at floating rates.

NEED FOR ADDITIONAL CAPITAL

  The extent to which the Company will be able to borrow under its mortgage facilities will be dependent on the Company meeting certain conditions and maintaining certain reserves. In addition, these mortgage facilities may restrict the ability of the Company to incur additional debt in the future. Although the Company is unable to quantify its needs for additional financing, the Company expects that it will need to procure additional financing over time, the amount of which will depend on a number of factors including the number of properties the Company constructs or acquires and the cash flow generated by its properties. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. Any future debt financings or issuances of preferred stock by the Company will be senior to the rights of the holders of shares of Common Stock, and any future issuances of shares of Common Stock will result in the dilution of the then existing stockholders' proportionate equity interests in the Company.

RESTRICTIONS ON OPERATIONS IN MORTGAGE FACILITIES

  The Company's financing arrangements contain a number of provisions that impose restrictions on the Company which could, under certain circumstances, limit the Company's operating and financial flexibility and adversely affect its results of operations. These provisions include restrictions on the ability of the Company to incur additional indebtedness, prepay indebtedness, declare dividends, enter into certain financing arrangements, acquire or dispose of certain assets, or make certain investments. In addition, the Company's ability to utilize these mortgage facilities is subject to it meeting certain conditions.

IMPACT OF ENVIRONMENTAL REGULATIONS

  The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances, and regulations. In addition, in the event any future legislation is adopted, the Company may, from time to time, be required to make significant capital and operating expenditures in response to such legislation. The Company attempts to minimize its exposure to potential environmental liability through its site-selection procedures. The Company typically secures an option to purchase land subject to certain contingencies. Prior to exercising such option and purchasing the property, the Company conducts a Phase I environmental assessment (which generally involves a physical inspection and database search, but not soil or groundwater analyses). Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under, or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to properly remediate such contaminated property, may adversely affect the owner's ability to borrow using such real property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common-law principles could be used to impose liability for releases of hazardous materials, including asbestos-containing materials ("ACMs"), into the environment, and third parties may seek recovery from owners or operators of real properties for personal injury associated with exposure to released ACMs or other hazardous materials. Environmental laws also may impose restrictions on the manner in which property may be used or transferred or in which businesses may be operated, and these restrictions may require expenditures. In connection with the ownership of its properties, the Company may be potentially liable for any such costs. The cost of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.

LOSSES IN EXCESS OF INSURANCE COVERAGE

  The Company maintains comprehensive insurance on each of its properties, including liability, fire, and extended coverage, in the types and amounts customarily obtained by an owner and operator in the Company's industry. Nevertheless, there are certain types of losses, generally of a catastrophic nature, such as hurricanes, earthquakes, and floods, that may be uninsurable or not economically insurable. The Company uses its discretion in determining amounts, coverage limits, and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the Company's properties at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a loss would not be sufficient to pay the full current market value or current replacement value of the Company's lost investment and the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

RELIANCE ON KEY PERSONNEL

  The Company's success depends to a significant extent upon the efforts and abilities of its senior management and key employees, particularly, Mr. George
D. Johnson, Jr., President and Chief Executive Officer, and Mr. Robert A. Brannon, Senior Vice President and Chief Financial Officer. The loss of the services of any of these individuals could have a material adverse effect upon the Company. The Company does not have employment or consulting agreements with any of its officers other than Mr. Harold E. Wright nor does it carry key man life insurance on any of its officers. Studio Plus has an employment agreement with Michael J. Moriarty which the Company will assume if it completes the pending acquisition of Studio Plus.

CONTROL OF THE COMPANY BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

  As of February 7, 1997, George D. Johnson, Jr., the President and Chief Executive Officer of the Company, H. Wayne Huizenga, the Chairman of the Board of Directors of the Company, and Stewart H. Johnson, a director of the Company, beneficially owned approximately 27.5% of the outstanding shares of Common Stock, and these individuals together with other executive officers and directors of the Company as a group owned approximately 33.9% of the outstanding shares of Common Stock. Following consummation of the Company's pending acquisition of Studio Plus, these individuals will own approximately 23.0% of the outstanding shares of Common Stock, and all such officers and directors of the Company as a group will own approximately 30.2% of the outstanding shares of Common Stock (including shares of Common Stock to be owned by Mr. Norwood Cowgill, Jr., the Chairman of the Board and Chief Executive Officer of Studio Plus, upon consummation of the acquisition of Studio Plus). In addition, the Company's debt agreements contain, and future financing arrangements may contain, provisions regarding the composition of the Company's Board of Directors.

ANTITAKEOVER EFFECT OF CHARTER, BYLAWS, STATUTORY PROVISIONS, AND FINANCING ARRANGEMENTS

  The ownership positions of Messrs. George D. Johnson, Jr., H. Wayne Huizenga, and Stewart H. Johnson and the other executive officers and directors of the Company as a group, together with the anti-takeover effects of Section 203 of the Delaware General Corporation Law which, in general, impose restrictions upon acquirers of 15% or more of the Common Stock, and of certain provisions in the Company's Certificate of Incorporation and Bylaws, may have the effect of delaying, deferring, or preventing a change of control of the Company, even if such event would be beneficial to stockholders. For example, the Certificate of Incorporation requires that all stockholder action must be effected at a duly-called annual or special meeting of stockholders, and the Bylaws require that stockholders follow an advance notification procedure for certain stockholder nominations of candidates for the Board of Directors and for certain other business to be conducted at any meeting of stockholders. In addition, the Company's Certificate of Incorporation authorizes "blank check" preferred stock, so that the Company's Board of Directors may, without stockholder approval, issue preferred shares through a stockholders' rights plan or otherwise which could inhibit a change of control. In the event that the current members of the Company's Board of Directors cease to constitute a majority of the Board or Mr. George D. Johnson, Jr., or Mr. Huizenga cease to be a member of the Board, amounts outstanding under its current financing arrangements, if any, would become immediately due.

ABSENCE OF DIVIDENDS

  The Company intends to retain its earnings to finance its growth and for general corporate purposes and therefore does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's debt agreements contain, and future financing agreements may contain, limitations on the payment of cash dividends or other distributions of assets.

                           SELLING STOCKHOLDERS

  The following table sets forth certain information regarding the ownership of Common Stock as of February 28, 1997 by each of the Selling Stockholders. Because certain of the Selling Stockholders own shares of Common Stock in addition to the Shares and because such other shares of Common Stock may be sold at any time and from time to time after the date hereof, the total number of shares of Common Stock to be owned by the Selling Stockholders after completion of this offering assumes that none of such other shares of Common Stock are sold or otherwise transferred.

                                   PRIOR TO OFFERING            AFTER OFFERING
                                   -----------------  SHARES   -----------------
                                    NUMBER            OFFERED   NUMBER
NAME                               OF SHARES PERCENT  HEREBY   OF SHARES PERCENT
----                               --------- ------- --------- --------- -------
Brannon Investments, L.P.........    483,154    *      420,000    63,154    *
Dan C. Breeden, Jr...............    101,000    *      101,000       --    --
Clayton R. Buntrock..............    483,154    *      420,000    63,154    *
Thomas S. Butler.................      3,500    *        3,500       --    --
A. Foster Chapman................    121,688    *      105,000    16,688    *
John W. Croghan..................    483,154    *      420,000    63,154    *
Donaldson, Lufkin & Jenrette
 Securities Corporation..........  1,162,553   1.5   1,162,553       --    --
DLJ Capital Corporation..........    307,691    *      307,691       --    --
DLJ First ESC L.L.C..............    415,770    *      415,770       --    --
Jeffrey A. Klein.................     60,926    *       60,926       --    --
ESA Investment, Inc..............      6,576    *        6,576       --    --
Brian J. Flynn Non-Exempt June,
 1992 Trust......................    483,154    *      420,000    63,154    *
Donald F. Flynn 1993 Trust.......    483,154    *      420,000    63,154    *
Kevin F. Flynn Non-Exempt June,
 1992 Trust......................    483,154    *      420,000    63,154    *
Harris W. Hudson.................    483,154    *      420,000    63,154    *
Huizenga Investments Limited
 Partnership.....................  9,179,910  11.5   7,980,000 1,199,910   1.5
H. Wayne Huizenga, Jr............    241,576    *      210,000    31,576    *
Marti Huizenga...................    241,576    *      210,000    31,576    *
Pamela Huizenga-Van Hart.........    120,788    *      105,000    15,788    *
Ray Goldsby Huizenga.............    120,788    *      105,000    15,788    *
Peter H. Huizenga Testamentary
 Trust...........................    241,576    *      210,000    31,576    *
The Peter H. Huizenga, Jr. Trust
 u/a/d 9/24/77...................     60,394    *       52,500     7,894    *
The Betsy Huizenga Trust u/a/d
 3/11/92.........................     60,394    *       52,500     7,894    *
The Greta Huizenga Trust u/a/d
 4/19/92.........................     60,394    *       52,500     7,894    *
The Timothy Dean Huizenga Trust
 u/a/d 9/24/77...................     60,394    *       52,500     7,894    *
GDJ, Jr. Investments Limited
 Partnership.....................  3,836,872   4.8   3,354,120   482,752    *
G.D. Johnson, III ESA Trust u/a/d
 8/17/95.........................  3,623,650   4.5   3,150,000   473,650    *
S.P. Johnson ESA Trust u/a/d
 8/17/95.........................  3,623,650   4.5   3,150,000   473,650    *
Stewart H. Johnson...............  1,207,882   1.5   1,050,000   157,882    *
Stewart H. Johnson, Jr. Trust....     60,394    *       52,500     7,894    *
David G. Johnson Trust...........     60,394    *       52,500     7,894    *
Jamie C. Johnson Trust...........     60,394    *       52,500     7,894    *
Susan B. Johnson Trust...........     60,394    *       52,500     7,894    *
E.W. Johnson II Trust u/a/d
 8/16/95.........................    241,576    *      210,000    31,576    *
M Group Investments IV L.P.......  1,449,460   1.8   1,260,000   189,460    *
James McCutchen, Jr..............    236,176    *      210,000    26,176    *
The R. Scott Morrison, Jr.
 Revocable Trust u/a/d 1/22/82...    564,000    *      564,000       --    --
R. Scott Morrison, Jr.,
 Charitable Remainder Unitrust
 No. 1...........................    100,000    *      100,000       --    --
R. Scott Morrison, Jr.,
 Charitable Remainder Unitrust
 No. 2...........................     50,000    *       50,000       --    --
Peer Pedersen....................  1,449,460   1.8   1,260,000   189,460    *
Richard C. Rochon................    241,576    *      210,000    31,576    *
Estate of E. Craig Wall, Jr......    175,025    *      143,449    31,576    *

---------------------
*Represents less than 1% of the outstanding Common Stock.

  The names of the Selling Stockholders are set forth above. This Prospectus may also be used by transferees, assignees, distributees, and pledgees of any of the Selling Stockholders. Mr. H. Wayne Huizenga is the Chairman of the Board of the Company and is the beneficial owner of Huizenga Investments Limited Partnership. Mr. George D. Johnson, Jr. is the President and Chief Executive Officer and a director of the Company and is the beneficial owner of GDJ, Jr. Investments Limited Partnership. The G.D. Johnson, III ESA Trust u/a/d August 17, 1995 and the S.P. Johnson ESA u/a/d August 17, 1995 are trusts for the benefit of members of George D. Johnson, Jr.'s immediate family and of which Stewart H. Johnson and A. Foster Chapman are the trustees. Stewart H. Johnson is a director of the Company and the Stewart H. Johnson, Jr. Trust, the David G. Johnson Trust, the Jamie C. Johnson Trust, and the Susan B. Johnson Trust are trusts for the benefit of members of Stewart H. Johnson's immediate family and of which George D. Johnson is the trustee. Mr. Robert A. Brannon is the Senior Vice President, Chief Financial Officer, Secretary, and Treasurer of the Company and is the beneficial owner of Brannon Investments, L.P. Mr. Donald F. Flynn is a director of the Company and a trustee and the beneficiary of the Donald F. Flynn 1993 Trust. Mr. John J. Melk is a director of the Company and the general partner of M Group Investments IV L.P. Mr. Peer Pedersen is a director of the Company.

  Other than as described below, the Selling Stockholders received all of their respective Shares offered hereby in connection with their initial subscriptions in August 1995 of an aggregate of $55.8 million or upon the transfer of such Shares from a subscriber. George D. Johnson, Jr. received all of the Shares shown above as being offered hereby by him in connection with the Company's initial incorporation. The R. Scott Morrison, Jr. Revocable Trust u/a/d 1/22/82, the R. Scott Morrison, Jr. Charitable Remainder Unitrust No. 1, and the R. Scott Morrison, Jr. Charitable Remainder Unitrust No. 2 received all of the Shares shown above as being offered hereby by them from the settlor of the trusts who received them in connection with the sale by the settlor of its extended stay lodging facility to the Company in August 1995. The Shares shown above as being offered hereby by Donaldson, Lufkin & Jenrette Securities Corporation, DLJ Capital Corporation, DLJ First ESC L.L.C., and Jeffrey A. Klein were all issued in connection with the commitment to provide a mortgage loan facility.

  Certain of the Shares shown above as being offered hereby by Stewart H. Johnson, the Stewart H. Johnson, Jr. Trust, the David G. Johnson Trust, the Jamie C. Johnson Trust, and the Susan B. Johnson Trust have been pledged as collateral for loans made to them by NationsBank, N.A. (Carolinas) ("NationsBank Carolinas"). NationsBank Carolinas may offer pursuant to this Prospectus such Shares shown above which it acquires upon default of any of such loans.

                             PLAN OF DISTRIBUTION

  The Selling Stockholders may sell or distribute some or all of the Shares from time to time through underwriters, dealers, or brokers, or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on Nasdaq, in privately negotiated transactions, in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents, or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions, or commissions as to a particular broker, dealer, agent, or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

  The Selling Stockholders and any such underwriters, brokers, dealers, or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, brokers, dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer, or other agent relating to the sale or distribution of the Shares.

  The Company will pay all expenses of filing the Registration Statement and preparing and reproducing this Prospectus. The Selling Stockholders will pay any selling expenses, including brokerage commissions, incurred in connection with their sale of any Shares covered by this Prospectus. Each Selling Stockholder may indemnify any broker, dealer, agent, or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

                                 EXPERTS

  The consolidated balance sheets of Extended Stay America, Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and for period from January 9, 1995 (inception) through December 31, 1995, the statements of operations, partners' deficit, and cash flows of Welcome Inn America 89-1, L.P. for each of the two years in the period ended December 31, 1994 and the period from January 1, 1995 through August 18, 1995, the balance sheets of Apartment/Inn, L.P. as of December 31, 1994 and 1995 and the related statements of operations and partners' deficit and cash flows for each of the two years in the period ended December 31, 1995, the combined balance sheets of Hometown Inn I, LTD and Hometown Inn II, LTD as of December 31, 1994 and 1995 and the related combined statements of operations and partners' capital and cash flows for each of the three years in the period ended December 31, 1995, the balance sheet of Kipling Hospitality Enterprise Corporation as of December 31, 1995 and the related statements of operations and retained earnings and cash flows for the year then ended, the balance sheet of Apartment Inn Partners/Gwinnett, L.P. as of December 31, 1995 and the related statements of operations and partners' capital and cash flows for the year then ended, and the combined balance sheets of the M&M Facilities as of December 31, 1994 and 1995 and the related combined statements of operations and equity (deficit) and cash flows for each of the three years in the period ended December 31, 1995, each as incorporated by reference into in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                   DOCUMENTS INCORPORATED BY REFERENCE

  The following documents and information heretofore filed by the Company with the Commission are incorporated herein by reference:

  .  The Company's Annual Report on Form 10-K for the year ended December 31,
     1996.

  . The Company's Current Reports on Form 8-K dated January 16, 1997 (as amended on Form 8-K/A dated January 16, 1997) and February 5, 1997.

  . The historical financial statements of Welcome Inn America 89-1, L.P., Apartment/Inn, Hometown Inn, Gwinnett, the M&M Facilities, and KHEC included in Post-Effective Amendment No. 4 to the Company's Registration Statement on Form S-1 (Registration No. 333-102).

  . The description of the Common Stock set forth under the caption "Description of Capital Stock--Common Stock" in the prospectus included in the Company's registration statement on Form S-1 (Reg. No. 33-98452), which description is incorporated by reference in the Company's registration statement on Form 8-A dated November 8, 1996 for the registration of the Common Stock under Section 12(g) of the Exchange Act.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares hereby (except to the extent specified therein or in rules or regulations of the Commission) shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, at the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Requests for such copies should be directed to Extended Stay America, Inc., 450 E. Las Olas Boulevard, Suite 1100, Fort Lauderdale, Florida, 33301, Attention: Secretary (telephone: 954-713-1600).

                                 PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance, and distribution of the securities being registered hereby. All amounts are estimates except the Commission registration fee.

      Commission registration fee..................................... $ 34,656
      Blue Sky fees and expenses......................................   10,000
      Printing and engraving expenses.................................   20,000
      Legal fees and expenses.........................................   50,000
      Accounting fees and expenses....................................  130,000
      Miscellaneous...................................................    5,344
                                                                       --------
          Total....................................................... $250,000
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware authorizes the Company to indemnify its directors and officers under specified circumstances. The Restated Certificate of Incorporation and Bylaws of the Company provide that the Company shall indemnify, to the extent permitted by Delaware law, its directors and officers (and may indemnify its employees and agents) against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.

  The Company's Restated Certificate of Incorporation and Bylaws eliminate, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase, or (d) obtains in improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

  The directors and officers of the Company are insured within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings and certain liabilities which might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

  A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index appearing elsewhere herein and is incorporated by this reference.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

    Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF FORT LAUDERDALE, STATE OF FLORIDA, ON MARCH 20, 1997.

                                          Extended Stay America, Inc.

                                                /s/ Robert A. Brannon

                                          By:_____________________________

                                                  Robert A. Brannon

                                              Senior Vice President and Chief
                                                  Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON MARCH 20, 1997.

                 SIGNATURE                                     TITLE
                 ---------                                     -----
       PRINCIPAL EXECUTIVE OFFICER:


          George D. Johnson, Jr.*              President and Chief Executive Officer

       PRINCIPAL FINANCIAL OFFICER:

           /s/ Robert A. Brannon              Senior Vice President, Chief Financial
___________________________________________      Officer, Secretary, and Treasurer
            Robert A. Brannon

       PRINCIPAL ACCOUNTING OFFICER:

            Gregory R. Moxley*                     Vice President and Controller

       A MAJORITY OF THE DIRECTORS:

            H. Wayne Huizenga*                               Director

          George D. Johnson, Jr.*                            Director

            Stewart H. Johnson*                              Director

               John J. Melk*                                 Director

              Peer Pedersen*                                 Director
                                                             Director
___________________________________________
              Donald F. Flynn


                                                /s/ Robert A. Brannon

                                          *By: ___________________________

                                                  Robert A. Brannon

                                                   Attorney-in-fact

                    CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 6, 1997, on our audits of the consolidated financial statements of Extended Stay America, Inc., our report dated January 26, 1996, on our audits of the financial statements of Apartment/Inn, L.P., our report dated February 23, 1996, on our audits of the combined financial statements of Hometown Inn I, LTD and Hometown Inn II, LTD, our report dated October 16, 1995, on our audits of the financial statements of Welcome Inn America 89-1, L.P., our report dated May 4, 1996, on our audit of the financial statements of Kipling Hospitality Enterprise Corporation, our report dated June 25, 1996, on our audit of the financial statements of Apartment Inn Partners/Gwinnett, L.P., and our report dated June 27, 1996, on our audits of the combined financial statements of Boulder Manor, Inc., Melrose Suites, Inc., Nicolle Manor and St. Louis Manor, Inc. (the "M & M Facilities"). We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

Spartanburg, South Carolina

March 21, 1997

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBERS                         DESCRIPTION OF EXHIBITS
 -------                         -----------------------
  2.1    Contribution Agreement, dated August 18, 1995, between the Company and
         Welcome Inn America 89-1, L.P. (incorporated by reference to the corresponding exhibit to the Company's Registration Statement on Form
         S-1, Registration No. 33-98452 (the "IPO S-1")).
  2.2    Agreement to Purchase Hotel and related agreements dated January 24,
         1996 between the Company and John W. Baker and Apartment/Inn, L.P.
         (incorporated by reference to the corresponding exhibit to the
         Company's Registration Statement on Form S-1, Registration No. 333-102
         (the "Acquisition Shelf S-1")).
  2.3    Agreement to Purchase Hotel and related agreements dated February 23,
         1996 among ESA 0992, Inc., ESA 0993, Inc., Hometown Inn I, LTD, and
         Hometown Inn II, LTD (incorporated by reference to the corresponding exhibit to the Acquisition Shelf S-1).
  2.4    Agreement to Purchase Hotel dated May 1, 1996 and related agreements among ESA Properties, Inc., Kipling Hospitality Enterprise
         Corporation, and J. Craig McBride (incorporated by reference to the corresponding exhibit to the Company's Report on Form 10-Q for the quarter ended March 31, 1996).
  2.5    Agreement to Purchase Hotel dated as of June 24, 1996 and related agreements among the Company, ESA 0996, Inc., Apartment Inn
         Partners/Gwinnett, L.P., and Rosa Dziewienski Pajonk (incorporated by reference to the corresponding exhibit to the Acquisition Shelf S-1).
  2.6    Agreements to Purchase Hotels dated as of June 25, 1996 and related agreements between the Company and ESA Properties, Inc. and Boulder
         Manor, Inc., Melrose Suites, Inc., St. Louis Manor, Inc., and Michael
         J. Mona, Jr. and Dean O'Bannon (incorporated by reference to the corresponding exhibit to the Acquisition Shelf S-1).
  2.7    Agreement and Plan of Merger dated as of January 16, 1997 by and among the Company, ESA Merger Sub, Inc., and Studio Plus Hotels, Inc.
         ("Studio Plus") (incorporated by reference to Exhibit 2.1 to the
         Company's Current Report on Form 8-K dated January 16, 1997 (the
         "Merger 8-K")).
  4.1    Specimen certificate representing shares of Common Stock (incorporated by reference to the corresponding exhibit to the IPO S-1).
  5.1*   Opinion of Bell, Boyd & Lloyd as to the legality of the Common Stock.
 23.1    Consent of Coopers & Lybrand L.L.P. (included in Part II of this registration statement).
 23.2*   Consent of Bell, Boyd & Lloyd (included in Exhibit 5.1).
 24.1*   Powers of Attorney (included on the signature page of this registration statement).

---------------------

*Previously filed.

                                      EX-1